Exhibit 10.1

Nanometrics Incorporated	Tel: 408.435.9600
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

July 17, 2007

Dear Tim:

I am pleased to offer you the position of President and Chief Executive Officer of Nanometrics Incorporated (the “Company”) on a full-time basis. In addition, should you accept this offer, you will be appointed as a member of the Company’s Board of Directors.

The elements of our offer are as follows:

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You will render such business and professional services in the performance of your duties, consistent with your position within the Company, as shall reasonably be assigned to you by the Company’s Board of Directors (the “Board”).

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Your initial base salary in this position will be an annual salary of $377,000, earned and payable at the bi-weekly rate of $14,500 in accordance with our standard payroll schedule and procedures and subject to all applicable tax withholdings.

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Your relocation expenses will be reimbursed in accordance with the Relocation Letter set forth as Addendum A to this offer letter. In addition, as part of the relocation benefits being provided to you, we will provide you with a living allowance of $8,000 per month for up to 12 months, provided you remain employed by us through each relevant date such allowance is paid. The total living allowance and temporary housing allowance provided in the Relocation Policy shall not exceed $8,000 per month.

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You will receive a one-time lump sum cash bonus payment of $100,000, less applicable withholdings, upon your completion of one month of service with us and provided that you remain an employee in good standing with the Company at such time.

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The Company will either provide you with an automobile allowance of $1,200 per month or the use of a Company-leased car of equivalent value, in each case provided you remain employed by us through each relevant date such allowance is paid.

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Subject to approval by the Board or the Compensation Committee of the Board (the “Committee”), you will be granted (i) a non-qualified stock option to purchase an aggregate of 200,000 shares of Company common stock (the “Option”) and (ii) 50,000 restricted stock units (the “RSU”). Both equity awards will be granted under our 2005 Equity Incentive Plan, and pursuant to standard agreements thereunder. The Option shall vest over a three-year period from the date of grant, with one-third of the total number of shares underlying the Option vesting on the first anniversary of the date of grant, and 1/36th of the total number of shares underlying each equity award vesting ratably on a monthly basis thereafter, subject to your continued employment with the Company through each such date. The Option shall have a seven-year maximum term and shall have an exercise price per share equal to one hundred percent (100%) of the fair market value of a share of Company common stock on the date of grant. The RSU shall vest over a three-year period from the date of grant, with one-third of the total number of shares underlying the RSU vesting on each annual anniversary of the date of grant, subject to your continued employment with the Company through each such date.

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You will be eligible to receive severance payments and benefits under certain conditions, pursuant to the terms and conditions of the Executive Severance Agreement set forth as Addendum B to this offer letter.

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You will be eligible to participate in the Company’s excellent benefit programs, as they may be in place from time to time, which currently include health, dental, vision, life and long term disability insurance coverage. The Company also offers you a supplemental reimbursement policy, Execucare, to reimburse certain out of pocket insurance expenses. We will pay a portion of the cost of your insurance coverage and a portion for your dependents, all in accordance with the terms and conditions of the applicable benefit programs as they may be in place from time to time. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

•	You will be covered by the Indemnification Agreement provided to the Company’s executive officers.

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You will also be eligible for a performance bonus payable for the achievement of performance goals mutually agreed upon between you and the Committee or the Board. The performance bonus will be guaranteed to be at least $50,000 per quarter for the first four quarters of your employment and $25,000 per quarter for the following two quarters of your employment. Your bonus for the first quarter of your employment, including the amount of the minimum guaranteed bonus, will be pro-rated to your start date with such pro-rated amount to be calculated by multiplying $50,000 (or, if greater, the amount of the earned performance bonus) by a fraction with a numerator equal to the number of days between your start date and the last date of the first quarter and a denominator equal to 365. You must be an employee in good standing on the last day of each relevant quarter in order to be eligible to receive your bonus. Earned bonus amounts will be paid out within thirty (30) days of the date the performance goals are deemed achieved.

•	All payments made pursuant to this offer letter will be subject to withholding of applicable taxes.

The Company envisions that your initial focus as President and CEO of the Company will be:

1.	Completion of the integration of the two companies acquired by Nanometrics in 2006.

2.	Understanding the costs and mission of the Korean manufacturing subsidiary and determining its value to the corporation with appropriate action plan to maximize value from this operation.

3.	Improve cash flow.

4.	Work to develop consistent business practices across all entities and eliminate redundant and excess legal entities and offices.

5.	Recruit a permanent CFO.

This offer of employment is contingent upon:

(1)	Completion of the Nanometrics Employment Application

(2)	Signing of the Nanometrics Employee Patent & Confidential Information Agreement

(3)	Satisfactory completion of a criminal and/or educational background check as well as a Directors and Officers Questionnaire.

(4)	Providing verification of your eligibility for employment in the United States. Your continued employment is conditioned upon your maintaining authorization to work in the United States.

Nanometrics is an at-will employer and your employment with the Company is at-will, which means that either you or the Company has the right to terminate employment at any time, with or without advance notice, and with or without cause, for any reason. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company.

We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will perform your duties faithfully and to the best of your ability and will devote your full business efforts and time to the Company. For the duration of the period of your employment, you agree not to engage in any other employment, occupation, consulting or other business activity for any direct or indirect remuneration without the prior approval of the Board, nor will you engage in any other activities that conflict with your obligations to the Company; provided, however, that you may remain on the Imago Board of Directors. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

This offer letter, along with its attachments and addenda, the Executive Severance Agreement between you and the Company dated on or about the date herewith and any agreements relating to proprietary rights between you and the Company, constitute the full and complete statement of the parties’ understanding, supersede any other communication, whether verbal or written, regarding your employment and the letter can only be modified by a written statement signed by you and an officer of the Company (or authorized delegate). This offer letter shall be governed by and construed in accordance with the laws of the State of California (with the exception of its conflict of laws provisions). In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision. The offer is valid until July 19, 2007.

Please acknowledge your acceptance of this offer by signing below. The entire Nanometrics staff looks forward to you joining us and becoming a key person with our growing team.

Sincerely,

Bruce C. Rhine
Chief Executive Officer

Agreed to and accepted:

Signature:
Printed Name:	Timothy J. Stultz

Date: July , 2007

Available Start Date